State of Delaware
Secretary of State
Division of Corporations
Delivered 02:17 PM 04/03/2007
FILED 02:17 PM 04/03/2007
SRV 070393997 - 3828185 FILE

CERTIFICATE OF AMENDMENT
of
CERTIFICATE OF DESIGNATION
of
SERIES A PREFERRED STOCK
of

CODA OCTOPUS GROUP, INC

Pursuant to Section 151 of the Delaware General Corporation Law

The undersigned, Jason Reid, President of Coda Octopus Group, Inc., a Delaware corporation (the "Corporation"), DOES HEREBY CERTIFY THAT the following resolution, amending the rights attaching to Series A Preferred Stock was duly adopted by the Board of Directors of the Corporation (the "Board") on April 2, 2007 and that all holders of Series A Preferred Stock have unanimously consented to the amendments set forth in the resolutions herein.

WHEREAS, the Board has determined it to be in the best interests of the Corporation and its stockholders to amend the Certificate of Designation of Series A Preferred Stock subject to obtaining the unanimous consent of all existing holders of Series A Preferred Stock.

WHEREAS, all the existing holders of Series A Preferred Stock have unanimously and irrevocably consented to the amendments set forth herein.

NOW, THEREFORE, BE IT RESOLVED, that the Certificate of Designation be amended as follows:

Paragraph 2 of Section 8 is hereby deleted in its entirety and replaced with the following:

Section 8. Conversion

Shares of Series A Preferred Stock may, at the option of the Company, be converted into such number of fully paid and non-assessable shares of Common Stock as is equal to their purchase price plus any accrued but unpaid dividends commencing one year after the issue date in the event the closing price of the Common Stock on the market on which it trades is at least $3.00 for the twenty trading days prior to the receipt by each Holder of a notice of conversion.

IN WITNESS WHEREOF, said Corporation has caused this Certificate of Amendment to Certificate of Designation of Series A Preferred Stock to be signed by its President on this 3rd day of April 2007.

Jason Reid
President